Ex. h.4

[COLUMBIA THREADNEEDLE/CWAM LETTERHEAD]

May 1, 2020

Wanger Advisors Trust

71 S. Wacker Driver

Suite 2500

Chicago, Illinois 60606

Ladies and Gentlemen:

Columbia Wanger Asset Management, LLC (“CWAM”) hereby contractually undertakes as of the date hereof with respect to Wanger Select (the “Fund”), a series of Wanger Advisors Trust, to waive fees and reimburse certain expenses of the Fund, through April 30, 2021, such that total Fund ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any), inclusive of net advisory fees, do not exceed the annual rate of 0.89%.

This agreement may not be modified or terminated without the approval of the Fund’s Board of Trustees and CWAM.

This undertaking shall be binding upon any successors and assignees of CWAM.

Very truly yours,

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ John Kunka
Name: John Kunka
Title: Chief Financial Officer

Agreed and accepted by

WANGER ADVISORS TRUST, on behalf of its series Wanger Select

By:	/s/ Louis Mendes
Name: Louis Mendes
Title: Co-President